Exhibit 10.5

AMENDMENT NO. 3 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT, by and between Rite Aid Corporation, a Delaware Corporation (the “Company”) and Robert G. Miller (“Executive”) is entered into as of the 23rd day of December, 2008.  The provisions of this Amendment shall be effective as of January 1, 2005 (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into that certain employment agreement, dated as of April 9, 2003, and subsequently amended on April 28, 2005 and March 28, 2008 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to ensure compliance with Internal Revenue Code Section 409A and the final regulations promulgated thereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.                                       New Section 9.  Effective as of the Effective Date, the following new Section 9 shall be inserted into the Employment Agreement.  In the event of an inconsistency between this new Section 9 and the remaining provisions of the Employment Agreement, Section 9 shall govern.

“9.                                 COMPLIANCE WITH CODE SECTION 409A  Notwithstanding anything in this Employment Agreement to the contrary, effective as of January 1, 2005, the following provisions shall govern:  The provisions listed below are intended to be compliant with Internal Revenue Code Section 409A and the final regulations promulgated thereunder (‘409A’) as in effect on the date hereof and shall be construed to be so compliant.

(a)                                  Good Reason: Any termination for ‘Good Reason’ is intended to comply with the safe harbor definition of ‘good reason’ in 409A, including the condition giving rise to such termination and the notice and cure period provided for in 409A.  In connection therewith, the following specific provisions will be effective as of January 1, 2005:

(i)                                     Section 4(c)(A)(i) of the Agreement shall be modified by inserting the word ‘material’ at the beginning thereof.

(ii)                                  Section 4(c)(A)(iii) of the Agreement shall be modified by deleting the parenthetical at the end thereof.

(iii)                               Section 4(c)(E) of the Agreement shall be modified to read as follows:

“E.                                any other material breach of the Original Employment Agreement or this Agreement, as applicable, by the Company; provided, however that the Executive has provided notice to the Company of the existence of any condition described in any one of subparagraphs A, B, C, D or E within 90 days of the initial existence of such condition to the extent then known by the Executive by giving the Company a written notice (the “Notice of Termination for Good Reason”), setting forth in reasonable detail the specific conduct of the Company which constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies, provided, that Executive’s continued employment shall not be deemed consent to, or a waiver of rights with respect to, any act, omission or other grounds constituting Good Reason hereunder.  For clarity, it is understood that the requirement of setting forth such specific conduct is intended (i) to permit the Company to make a reasonable evaluation of Executive’s claim of termination for Good Reason and (ii) to permit the Company to cure such conduct to the extent curable.  The Company shall have 30 days from the receipt of the Notice of Termination for Good Reason to cure the condition giving rise to the Good Reason.  Any termination of employment by the Executive under this paragraph must occur no later than the date that is the second anniversary of the initial existence of the condition giving rise to the termination right.’

(iv)                              Section 4(c)(ii) is hereby amended in its entirety to read as follows:

‘(ii)                              Any termination of employment by Executive within a six month period commencing on the date of a Change in Control of the Company (as defined in Section 8) shall not be treated as a termination of the Executive for Good Reason, however, it shall entitle the Executive to all benefits described in Section 5(a) as if the Executive had terminated for Good Reason.  However, the provisions of Section 9(c) of this Agreement shall apply to the payment of all such benefits.’

(b)                                 Medical Benefits:  The provision of medical benefits after separation from service shall be done in a manner to, to the extent possible, exempt such benefits from the application of 409A.  Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 5(a)(2) and 5(b)(2) of the Agreement shall be modified by adding the following to the end thereof:

‘For any period during which the Executive would be entitled to continuation coverage through the application of Internal Revenue Code Section 4980B (‘COBRA’), this coverage shall be provided at the expense of the Company.  For any period after the expiration of the period required by COBRA, but prior to the end of the month in which the third anniversary of the Date of Termination occurs, this coverage will be provided at the expense of the Executive (or his beneficiaries or estate).  Executive (or his beneficiaries or estate) shall remit payment by check to the Company in the amount of the then current amount used to calculate premiums for participants entitled to receive continuation coverage under COBRA.  The Company shall, on the last day of each month, provide the Executive (or his beneficiaries or estate) with a payment sufficient to place the Executive (or his beneficiaries or estate) in the same economic position had such individuals or entity not been required to pay the premium described in the preceding sentence.’

(c)                                  Payment of Benefits: Any payment to which the Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is (a) payable upon the Executives termination; (b) at a time when the Executive is a “specified employee” as defined by 409A shall not be made if necessary to comply with the requirements of clause (a)(2)(B)(i) of 409A until the earliest of:

(1)                                  the expiration of the six month period (the “Deferral Period”) measured from the date of the Executive’s “separation from service” under 409A; or

(2)                                  the date of the Executive’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Executive or, if applicable, his beneficiary.

Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 5(d)(1) of the Agreement shall be amended by inserting the following language at the end thereof:

“Effective as of January 1, 2005, the provisions of Section 9(c) shall apply to payments made under this Section. To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment’

(d)                                 Reimbursements:  To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:

(1)                                  The right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit;

(2)                                  The amount of expenses or in kind benefits available or paid in one year shall not affect the amount available or paid in any subsequent year; and

(3)                                  Such payments shall be made on or before the last day of the Executive’s taxable year in which the expense occurred.

2.                                       Employment Agreement to Remain in Effect.      Except as modified by this Amendment No. 3, the Employment Agreement shall remain in full force and effect in accordance with its terms.  Except to the extent explicitly required by 409A, nothing herein is intended to nor shall be construed to reduce any material benefit of Executive under the Employment Agreement or to require any repayment or reduction of any benefit provided to Executive prior to the date hereof.  In the event of a conflict between the provisions of this Amendment No. 3 and the Employment Agreement, this Amendment No. 3 shall be controlling.

RITE AID CORPORATION

By:	/s/ Robert B. Sari
Robert B. Sari
EVP, General Counsel

Robert G. Miller

/s/ Robert G. Miller